EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs
(414) 347-3706

Sensient Technologies Corporation
Reports Results for the Third Quarter Ended September 30, 2012

Company Achieves Third Quarter Record EPS of 66 Cents

Cash Flows from Operations Increase 8.4% to $43.1 Million

MILWAUKEE—October 19, 2012—Sensient Technologies Corporation (NYSE: SXT) reported diluted earnings per share of 66 cents in the quarter, a third quarter record and an increase of 3.1% over the 64 cents earned in last year’s third quarter.  In local currency, third quarter earnings per share increased 7.8% as the impact of foreign currency translation reduced reported earnings by three cents per share.  Foreign currency translation also significantly reduced revenue and operating income in the quarter.  Revenue was $369.4 million in the third quarter compared to $363.8 million in last year’s third quarter.  Operating income increased to $50.7 million from the $49.9 million reported in the comparable period last year.  In local currency, both revenue and operating income increased by more than 5% in the quarter.

Diluted earnings per share were $1.94 for the first nine months of 2012, an increase of 5.4% over the $1.84 reported in last year’s first nine months.  Foreign currency translation reduced year to date earnings by seven cents per share.  In local currency, revenue increased 4.5% and diluted earnings per share increased 9.2% in the first nine months of this year.

Cash flows from operations increased to $43.1 million in the third quarter, up 8.4% from the $39.7 million generated in last year’s third quarter.  Debt was reduced by over $13 million in the third quarter.

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Sensient Technologies Corporation	Page 2
Earnings Release – Third Quarter Ended September 30, 2012
October 19, 2012

“Sensient delivered another strong performance in the third quarter despite the difficult economic conditions,” said Kenneth P. Manning, Chairman and CEO of Sensient Technologies Corporation.  “We continue to see opportunities for growth in all of our Groups and I remain very optimistic about the Company’s future.”

BUSINESS REVIEW

The Color Group reported revenue of $120.7 million in the third quarter, compared to $121.0 million reported in the comparable period last year.  Operating income increased 2.5% to a third quarter record of $23.5 million, from $22.9 million in last year’s third quarter.  In local currency, revenue and operating income increased 5.0% and 7.9%, respectively.  The Color Group’s focus on higher value products resulted in stronger operating margins.  The operating margin in the quarter increased to 19.4%, up from 18.9% reported in last year’s third quarter.

The Flavors & Fragrances Group reported third quarter revenue of $224.7 million compared to $220.3 million in last year’s third quarter.  Operating income was $31.8 million in the quarter compared to $33.1 million in the third quarter of 2011.  Foreign currency translation reduced revenue by 3.4% and operating income by 1.4% in the quarter.  Third quarter results were affected by customer inventory destocking and higher raw material costs.

The Corporate & Other segment, which includes the Company’s operations in Asia Pacific and China, and the flavor businesses in Central and South America, reported revenue of $40.8 million in the quarter, an increase of 8.4% over the $37.6 million reported in last year’s third quarter.

2012 OUTLOOK

Sensient has narrowed its guidance for 2012 diluted earnings per share, which is now expected to be between $2.51 and $2.56.

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Sensient Technologies Corporation	Page 3
Earnings Release – Third Quarter Ended September 30, 2012
October 19, 2012

CONFERENCE CALL

The company will host a conference call to discuss its 2012 third quarter financial results at 10:00 a.m. CDT on Friday, October 19, 2012.  To make a reservation for the conference call, please contact InterCall Teleconferencing at (706) 645-6973 and refer to the Sensient Technologies Corporation conference call.

A replay will be available beginning at 1:00 p.m. CDT on October 19, 2012, through midnight on October 26, 2012, by calling (404) 537-3406 and referring to conference identification number 36872451.  A transcript of the call will also be posted on the company’s web site at www.sensient.com after the call concludes.

This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, company performance and financial results.  A variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2011, and quarterly report on Form 10-Q for the quarter ended June 30, 2012. The forward-looking statements in this press release speak only as to the date of this release.  Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company’s customers include major international manufacturers representing most of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

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Sensient Technologies Corporation	Page 4
(In thousands, except percentages and per share amounts)

Consolidated Statements of Earnings	Three Months Ended September 30,			Nine Months Ended September 30,

	2012	2011	% Change	2012	2011	% Change

Revenue	$369,371	$363,751	1.5%	$1,102,808	$1,090,431	1.1%

Cost of products sold	251,778	249,086	1.1%	749,928	748,916	0.1%
Selling and administrative expenses	66,892	64,722	3.4%	201,392	193,642	4.0%

Operating income	50,701	49,943	1.5%	151,488	147,873	2.4%
Interest expense	4,483	4,934		13,236	14,919

Earnings before income taxes	46,218	45,009	2.7%	138,252	132,954	4.0%
Income taxes	13,342	13,012		41,565	41,056

Net earnings	$32,876	$31,997	2.7%	$96,687	$91,898	5.2%

Earnings per common share:
Basic	$0.66	$0.64	3.1%	$1.95	$1.85	5.4%

Diluted	$0.66	$0.64	3.1%	$1.94	$1.84	5.4%

Average common shares outstanding:
Basic	49,536	49,776	-0.5%	49,616	49,723	-0.2%

Diluted	49,785	49,967	-0.4%	49,850	49,911	-0.1%

Results by Segment	Three Months Ended September 30,			Nine Months Ended September 30,

Revenue	2012	2011	% Change	2012	2011	% Change

Flavors & Fragrances	$224,699	$220,266	2.0%	$658,348	$652,063	1.0%
Color	120,660	120,975	-0.3%	379,851	379,038	0.2%
Corporate & Other*	40,790	37,643	8.4%	116,443	108,515	7.3%
Intersegment elimination	(16,778)	(15,133)	10.9%	(51,834)	(49,185)	5.4%

Consolidated	$369,371	$363,751	1.5%	$1,102,808	$1,090,431	1.1%

Operating Income

Flavors & Fragrances	$31,810	$33,149	-4.0%	$94,334	$97,634	-3.4%
Color	23,459	22,891	2.5%	74,930	69,886	7.2%
Corporate & Other*	(4,568)	(6,097)	-25.1%	(17,776)	(19,647)	-9.5%

Consolidated	$50,701	$49,943	1.5%	$151,488	$147,873	2.4%

* Beginning in the first quarter of 2012, the results of operations for the Company's flavors business in Central and South America, previously reported in the Flavors & Fragrances Group, are reported in the Corporate & Other segment.  Results for 2011 have been restated to reflect this change.

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Sensient Technologies Corporation	Page 5
(In thousands, except per share amounts)

Consolidated Condensed Balance Sheets
September 30,	2012	2011

Current assets	$750,358	$697,625
Goodwill and intangibles (net)	458,370	455,360
Property, plant and equipment (net)	488,707	437,998
Other assets	39,405	40,442

Total Assets	$1,736,840	$1,631,425

Current liabilities	$208,511	$212,967
Long-term debt	328,837	301,064
Accrued employee and retiree benefits	56,420	57,740
Other liabilities	31,085	26,758
Shareholders' equity	1,111,987	1,032,896

Total Liabilities and Shareholders' Equity	$1,736,840	$1,631,425

Consolidated Statements of Cash Flows
Three Months Ended September 30,	2012	2011

Net cash provided by operating activities	$43,093	$39,737

Cash flows from investing activities:
Acquisition of property, plant and equipment	(19,753)	(20,367)
Other investing activity	(36)	(51)

Net cash used in investing activities	(19,789)	(20,418)

Cash flows from financing activities:
Proceeds from additional borrowings	8,060	6,001
Debt payments	(22,777)	(6,291)
Dividends paid	(10,941)	(10,450)
Proceeds from options exercised and other	526	252

Net cash used in financing activities	(25,132)	(10,488)

Effect of exchange rate changes on cash and cash equivalents	2,113	(9,644)

Net increase (decrease) in cash and cash equivalents	285	(813)
Cash and cash equivalents at beginning of period	12,055	14,297
Cash and cash equivalents at end of period	$12,340	$13,484

Supplemental Information
Three Months Ended September 30,	2012	2011

Depreciation and amortization	$12,051	$11,509

Dividends per share	$0.22	$0.21